UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

On September 22, 2026, the Garg Group issued the following press release:

Garg Group Condemns Better Home & Finance’s False Statements and Underhanded Tactics Designed to Prevent Shareholders from Upgrading the Board

Daniel Lewis’ and the Board’s Smear Campaign Represents a New Low – It is Time to Restore Accountability and Real Leadership to Better

Urges Shareholders to Submit Their Consent on the GREEN CONSENT CARD to Support the Garg Group’s Proposals to Remove Directors Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan from the Board

New York, NY – September 22, 2026 – Vishal Garg, founder and former CEO of Better Home & Finance Corporation (“Better” or the “Company”) (Nasdaq: BETR) and a significant shareholder in the Company, today criticized the Company’s recent statements and actions related to the Garg Group’s consent solicitation to remove five sitting directors, including interim CEO Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan from the Board of Directors (the “Board”).

Mr. Garg said:

The Better Board has conducted itself abominably in its never-ending scheming to obstruct the will of shareholders – and the members of the Special Committee bear particular responsibility. The Board’s current directors, excluding myself, have quite simply sunk to new lows in their attempts to mislead shareholders. Specifically, they have refused to provide us with the list of shareholders who hold stock and do not object to their names being shared. By failing to obtain this list and provide it to us, the Board is effectively preventing us from communicating directly with shareholders and alerting them to the terrible leadership and governance currently being displayed by Better – including the massive approximately 55% share price drop since I departed as CEO and Mr. Lewis took over as interim CEO.1

Despite the Company’s dirty tricks, we have already obtained consents from holders of more than 46% of the Company’s voting power in a matter of just two weeks since the consent cards began to reach shareholders.2 After we announced this yesterday, the Company hastily posted on X disputing our level of support and implying that we are violating securities regulations. Mr. Lewis’ characterization of our support is false, and his suggestion that we have violated securities regulations is baseless. These statements unfortunately represent yet another attempt to pull the wool over shareholders’ eyes and maintain an entrenched Board that has somehow managed to destroy shareholder value in a matter of weeks.

1 Share price drop calculated from close of trading on August 3, 2026 through close of trading on September 21, 2026.

2 The current voting support reported by the Garg Group represents a preliminary tabulation of consents received by the Garg Group and does not represent the consent solicitation final voting results. The reported current level of voting support does not represent final voting results that were verified by an independent inspector and may change at any time or by revocations prior to formally delivering the consents.

We are nearing the finish line and have significant momentum as we pave the way to upgrade the Board with the stellar candidates we have identified. Independent, accomplished leaders like Bing Gordon, David Heidecorn and Steve Sarracino, who I would seek to nominate to the Board, would bring incredibly powerful new perspectives and experience to jumpstart Better’s growth. I urge all shareholders who have not yet done so to sign, date and return their GREEN consent card today so that we can bring back accountability to Better and create long-term value.

Every shareholder’s consent is important. It is time for a better BETR – which is why the Garg Group urges all shareholders to sign, date and return the GREEN CONSENT CARD in favor of the Garg Group’s proposals to remove Board members Daniel Lewis, Harit Talwar, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan.

To learn more about why leading independent voices support this effort, including perspectives from corporate governance experts and proxy advisory firm Egan-Jones, and for information about the Garg Group's independent director candidates, visit: www.betrvote.com.

Important Note: The three director candidates identified in this press release have expressed their willingness to serve as Board members if the consent solicitation is successful, however no agreement has been reached with them. Further, the consent solicitation will not automatically result in their appointment to the Board. Rather, they would be nominated by Mr. Garg and their appointments would depend on obtaining approval from a majority of Board members at that time.

About Vishal Garg

Vishal Garg is the Founder, Board Member & former CEO of Better.com, the leading AI mortgage platform. Under Vishal's leadership, Better.com has provided over $110BN in home financing and provided over $35BN in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better.com. Better.com has raised over $1.75BN in equity capital and is backed by SoftBank, L Catterton, Kleiner Perkins, Goldman Sachs, Ally Bank, American Express, Citi, IA Ventures and other investors.

Prior to founding Better.com, Vishal founded 1/0 Capital, an early-stage investment firm focused on investments in fintech, data science and consumer products companies. Notable seed stage investments include Paribus, Ramp, Juul, Trumid, Creditas, Climb Credit, Notable, Bland AI, Maxhome AI, among many others which cumulatively have created over $100 billion in market value over the last 10 years.

Vishal previously co-founded MyRichUncle.com, the first online student lender, which he started in 1999 with $30,000 at the age of 21 and built into the fourth largest publicly traded private student loan company in the US. Prior to MyRichUncle, Vishal was an investment banking analyst at Morgan Stanley & Co.

IMPORTANT INFORMATION

Vishal Garg, together with the other participants in his solicitation, has filed a definitive consent solicitation statement with the SEC in connection with the solicitation of written consents from Better stockholders. Stockholders are urged to read the definitive consent solicitation statement and other solicitation materials carefully because they contain important information. The definitive consent solicitation statement is available free of charge through the SEC. GREEN consent cards are being distributed directly to stockholders, including by UPS.

Media Contact:

info@onezerocapital.com

garggroup@longacresquare.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners LLC

(877) 629-6357

info@okapipartners.com